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                                                                    Exhibit 23.3



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-60434) and related Prospectus of Lowe's Companies, Inc. for the registration of $1,005,000,000 Liquid Yield Notes due 2021, and to the incorporation by reference therein of our report dated March 10, 1999 with respect to the consolidated financial statements of Eagle Hardware & Garden, Inc. for the fiscal year ended January 29, 1999, included in Lowe's Companies, Inc.'s Annual Report (Form 10-K/A) for the fiscal year ended February 2, 2001, filed with the Securities and Exchange Commission.


                                    /s/ Ernst & Young LLP

                                    Ernst & Young LLP

Seattle, Washington

July 9, 2001